AMENDMENT TO FUND PARTICIPATION AGREEMENT

(Service Shares)

This Amendment to the Fund Participation Agreement (“Agreement”) dated September 15, 2000, among Janus Aspen Series, an open-end management investment company organized as a Delaware statutory trust (the “Trust”), Janus Distributors LLC (“Distributor”), a Colorado corporation and Distributor of the Trust’s shares, and The Guardian Insurance & Annuity Company, Inc., a Delaware life insurance company (the “Company”) is effective as of September 1, 2008.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

2. All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.		JANUS DISTRIBUTORS LLC

By:	/s/	By:	/s/
Name:	Scott Dolfi	Name:	Dominic C. Martellaro
Title:	President	Title:	President

JANUS ASPEN SERIES

By:	/s/
Name:
Title:	President of Funds

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by the Board of Directors	Contracts Funded By Separate Account

The Guardian Separate Account F Established February 24, 2000	C+C Variable Annuity

Separate Account K Established November 18, 1993	Park Avenue Life - Millennium Series

Separate Account N Established September 23, 1999	Flexible Solutions VUL Flexible Solutions VUL - Gold Series Executive Benefits VUL